Exhibit 99.B(11)(b)

[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

March 17, 2016

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Re:                             Victory Variable Insurance Funds

Ladies and Gentlemen:

We have acted as special Delaware counsel to Victory Variable Insurance Funds, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of Shares of:

•                  Victory RS Large Cap Alpha VIP Series,

•                  Victory RS Small Cap Growth Equity VIP Series,

•                  Victory RS International VIP Series,

•                  Victory RS Emerging Markets VIP Series,

•                  Victory INCORE Investment Quality Bond VIP Series,

•                  Victory INCORE Low Duration Bond VIP Series,

•                  Victory High Yield VIP Series and

•                  Victory S&P 500 Index VIP Series (collectively, the “Acquiring Funds” and each, individually, an “Acquiring Fund”),

each a Series of the Trust.  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of October 15, 1998, as amended by the Amendment thereto dated as of August 19, 2015 (as so amended, the “Governing Instrument”).

We understand that, pursuant to an Agreement and Plan of Reorganization (the “Plan”) to be entered into by the Trust, on behalf of the Acquiring Funds, and RS Variable Products Trust (“RS Variable Products Trust”), on behalf of:

•                  RS Large Cap Alpha VIP Series,

•                  RS Small Cap Growth Equity VIP Series,

•                  RS International VIP Series,

•                  RS Emerging Markets VIP Series,

•                  RS Investment Quality Bond VIP Series,

•                  RS Low Duration Bond VIP Series,

•                  RS High Yield VIP Series and

•                  RS S&P 500 Index VIP Series

each a Series of RS Variable Products Trust (collectively, the “Existing Funds” and each, individually, an “Existing Fund”), and subject to the conditions set forth therein, Shares of each Acquiring Fund will be issued to the corresponding Existing Fund (as set forth on Exhibit A hereto) and then distributed to the shareholders of such Existing Fund in connection with the liquidation and termination of such Existing Fund.

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Plan; Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on March 17, 2016, to which the Plan is attached as an exhibit (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 11, 1998 (under the name The Victory Variable Insurance Funds); the Amended and Restated Certificate of Trust of the Trust as filed in the State Office on October 15, 1998 (under the name The Victory Variable Insurance Funds), as amended by the Certificate of Amendment thereto as filed in the State Office on September 16, 2015 (reflecting a change in its name to Victory Variable Insurance Funds) (as so amended, the “Certificate”); the Governing Instrument; the Trust Instrument of the Trust dated February 11, 1998 (the “Original Governing Instrument”); the original Bylaws of the Trust dated February 20, 1998; the Amended and Restated Bylaws of the Trust dated October 15, 1998; the Amended and Restated Bylaws of the Trust dated August 26, 2009 (the “Bylaws”); the Trust’s Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act of 1940, as amended, on Form N-8A filed with the Securities and Exchange Commission on August 21, 1998; certain resolutions of the Trustees of the Trust including resolutions dated February 20, 1998 relating to the organization of the Trust and resolutions dated January 26, 2016 relating to the establishment of the Acquiring Funds and to the approval and authorization of the Plan (collectively, the “Resolutions” and, together with the Governing Instrument and the Bylaws, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office.  In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption of the Plan and the Resolutions by the Trustees of the Trust prior to the execution of the Plan and the first issuance of Acquiring Fund Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Acquiring Fund Shares, and the application of such consideration, as provided in the Governing Documents and the Plan, the satisfaction of all conditions precedent to the issuance of Acquiring Fund Shares pursuant to the Plan and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Documents in connection with the issuance of Acquiring Fund Shares; (iv) that appropriate notation of the names and addresses of, the number of Acquiring Fund Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Acquiring Fund Shares; (v) that no event has occurred, or prior to the issuance of Acquiring Fund Shares pursuant to the Plan will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 11.04 or 11.05 of the Original Governing Instrument or Sections 11.04 or 11.05 of the Governing Instrument, as applicable; (vi) that no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of any of the Acquiring Funds under Sections 2.06 or 11.04 of the Original Governing Instrument or Sections 2.06 or 11.04 of the Governing Instrument, as applicable; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (viii) that the final form of the Plan is in the form presented to the Trustees of the Trust for approval; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.  We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.  Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Acquiring Fund Shares.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.                                      The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.  Each Acquiring Fund is a validly existing Series of the Trust.

2.                                      The Shares of each Acquiring Fund to be issued to the corresponding Existing Fund (as set forth on Exhibit A hereto) and then distributed to such Existing Fund’s shareholders pursuant to the terms of the Plan have been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and non-assessable.

We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance.  Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person or for any purpose without our prior written consent.  We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement (or to an amendment thereto).  In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris

Exhibit A

Acquiring Funds	Corresponding Existing Funds

Victory RS Large Cap Alpha VIP Series	RS Large Cap Alpha VIP Series
Victory RS Small Cap Growth Equity VIP Series	RS Small Cap Growth Equity VIP Series
Victory RS International VIP Series	RS International VIP Series
Victory RS Emerging Markets VIP Series	RS Emerging Markets VIP Series
Victory INCORE Investment Quality Bond VIP Series	RS Investment Quality Bond VIP Series
Victory INCORE Low Duration Bond VIP Series	RS Low Duration Bond VIP Series
Victory High Yield VIP Series	RS High Yield VIP Series
Victory S&P 500 Index VIP Series	RS S&P 500 Index VIP Series